Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

ADITXT, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price per Share		Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value	457(o)		(1)		(2)	$150,000,000	22,140
	Total Offering Amounts								$22,140
	Total Fees Previously Paid								$0
	Total Fee Offsets								$0
	Net Fee Due								$22,140

(1)	There are being registered hereunder such indeterminate number of shares of common stock as shall have an aggregate initial offering price not to exceed $200,000,000.00. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The $150,000,000 of securities registered hereunder includes shares of common stock that may be offered, issued and sold pursuant to that certain purchase agreement, by and between the registrant and Seven Knots, LLC. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.
(3)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act.